                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 0-22189

                           BEACON PROPERTIES, L.P.
            (Exact name of registrant as specified in it charter)


         50 ROWES WHARF, BOSTON, MASSACHUSETTS, 02110, (617) 330-1400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           COMMON PARTNERSHIP UNIT
           (Title of each class of securities covered by this Form)



                                     NONE
  (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


             Rule 12g-4(a)(1)(i)    [X]             Rule 12h-3(b)(1)(ii)    []
             Rule 12g-4(a)(1)(ii)   []              Rule 12h-3(b)(2)(i)     []
             Rule 12g-4(a)(2)(i)    []              Rule 12h-3(b)(2)(ii)    []
             Rule 12g-4(a)(2)(ii)   []              Rule 15d-6              []
             Rule 12h-3(b)(1)(i)    []

        Approximate number of holders of record as of the certification or notice date:

                                     -0-


        Pursuant to the requirements of the Securites Exchanges Act of 1934, Beacon Properties Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 19, 1997        BY: EOP Operating Limited Partnership
      -----------------------     ---------------------------------------------
                                  as successor issuer upon the merger of Beacon
                                  Properties, L.P. with and into EOP Operation
                                  Limited Partnership
                               BY: Equity Office Properties Trust, its managing
                                  ---------------------------------------------
                                                                general partner
                               ------------------------------------------------
                               BY: /s/ Stanley M. Stevens
                                  ---------------------------------------------
                               Name: Stanley M. Stevens
                                    -------------------------------------------
                               Title: Executive Vice President, Chief Legal
                                     ------------------------------------------
                                                          Counsel and Secretary
                               ------------------------------------------------


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securites Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.